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                                  SCHEDULE 1
                                  ----------

             To Amended and Restated Investment Advisory Agreement
            dated April 17, 2000 between The Bear Stearns Funds and
                      Bear Stearns Asset Management Inc.


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
                                                              Annual Fee as a Percentage
Name of Series                                                of Average Daily Net Assets
--------------                                                ---------------------------
Prime Money Market Portfolio                                             0.20%
Balanced Portfolio                                                       0.65%
High Yield Total Return Portfolio                                        0.60%
International Equity Portfolio                                           1.00%
S&P STARS Portfolio                                                      0.75%
Focus List Portfolio                                                     0.65%
Large Cap Value Portfolio                                                0.75%
Small Cap Value Portfolio                                                0.75%
Income Portfolio                                                         0.45%
Emerging Markets Debt Portfolio                 Asset level up to $50 million, 1.00%; asset level more
                                                than $50 million up to $100 million, 0.85%; asset
                                                level more than $100 million, 0.55%
The Insiders Select Fund                                            See Schedule 2
S&P STARS Opportunities Portfolio                                        0.75%


Amended as of May 21, 2001